Exhibit 99.1

FOR IMMEDIATE RELEASE

August 4, 2011

Contact:

John B. Woodlief

Vice President – Finance

and Chief Financial Officer

           704-372-5404

Ruddick Corporation Reports Fiscal Third Quarter 2011 Results

CHARLOTTE, N.C.—August 4, 2011--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the fiscal third quarter ended July 3, 2011 increased by 8.1% to $1.19 billion, from $1.10 billion in the third quarter of fiscal 2010. For the 39 weeks ended July 3, 2011, consolidated sales increased by 6.7% to $3.43 billion from $3.21 billion for the comparable period of fiscal 2010. The increase in consolidated sales for the quarter and 39-week period was attributable to sales increases at both of the Company’s operating subsidiaries - Harris Teeter, the Company’s supermarket subsidiary, and American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

The Company reported that consolidated net earnings in the third quarter of fiscal 2011 increased by 11.2% to $32.1 million, or $0.66 per diluted share, from $28.9 million, or $0.59 per diluted share in the prior year third quarter. For the 39 weeks ended July 3, 2011, consolidated net earnings increased by 25.0% to $100.1 million, or $2.05 per diluted share, from $80.1 million, or $1.65 per diluted share in the same period of fiscal 2010. The increase in net earnings for the fiscal quarter was driven by operating profit improvements at both Harris Teeter and A&E when compared to the third quarter of fiscal 2010. The increase in net earnings for the 39-week period was driven by operating profit improvements at both operating subsidiaries and a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company’s interest in a foreign investment that was recorded in the first quarter of fiscal 2011. As previously disclosed, third quarter of fiscal 2010 results included a pre-tax gain of $2.1 million ($1.3 million after tax, or $0.03 per diluted share) on the exchange of one of the Company’s corporate aircraft.

Harris Teeter sales increased by 8.1% to $1.10 billion in the third quarter of fiscal 2011, compared to sales of $1.02 billion in the third quarter of fiscal 2010. For the 39 weeks ended July 3, 2011, sales rose 6.4% to $3.18 billion from $2.99 billion in the same period of fiscal 2010. The increase in sales for both the quarter and 39-week period was attributable to an increase in comparable store sales of 4.37% for the quarter and 2.68% for the 39-week period ended July 3, 2011, incremental new store sales and a one week shift in the fiscal year which resulted in the reporting of the July Fourth Holiday sales in the third fiscal quarter of 2011 as compared to the fourth quarter of fiscal 2010. For purposes of computing comparable store sales, the July Fourth Holiday sales were included in the third fiscal quarters for both fiscal 2011 and 2010, whereas the Easter Holiday sales were included in the third fiscal quarter of 2011 and the second fiscal quarter of 2010.  Management estimated that the Easter Holiday shift positively impacted the comparable stores sales calculation by approximately 79 basis points for the quarter ended July 3, 2011.

Since the third quarter of fiscal 2010, Harris Teeter has opened six new stores (one of which replaced an existing store) and closed one store, for a net addition of five stores. Harris Teeter operated 204 stores at the end of the third quarter of fiscal 2011.

Harris Teeter’s operating profit for the third quarter of fiscal 2011 increased by 17.5% to $50.7 million (4.60% of sales) from $43.1 million (4.23% of sales) in the third quarter of fiscal 2010. For the 39 weeks ended July 3, 2011, operating profit increased by 10.2% to $146.0 million (4.59% of sales), from $132.5 million (4.43% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $1.5 million (0.14% of sales) and $1.8 million (0.18% of sales) in the third quarters of fiscal 2011 and fiscal 2010, respectively.  Pre-opening costs for the 39-week periods ended July 3, 2011 and June 27, 2010 were $5.4 million (0.17% of sales) and $6.6 million (0.22% of sales), respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and location.

The increase in Harris Teeter’s operating profit described above resulted primarily from Harris Teeter’s increased sales and a continued emphasis on operational efficiencies and cost controls.  The gross profit margin for Harris Teeter decreased year over year primarily as a result of the LIFO charge. As a percent to sales, the LIFO charge of $5.9 million (0.54% of sales) for the quarter and $11.2 million (0.35% of sales) for the 39 week period of fiscal 2011, exceeded the decrease in the gross profit margin between the respective periods, evidencing Harris Teeter’s ability to pass along most of the cost inflation created by increased commodity prices.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “Despite an overall environment of slower economic growth, our customers have responded positively to our promotional activity, as evidenced by increases during the quarter in the number of units sold, number of customer visits and average basket size, which resulted in a 4.37% comparable store sales increase.  In addition, we continue to see a number of our customers increase their purchases of discretionary items such as premium meats and wines, specialty breads and cheese and fresh produce, including organic items.  Our quarterly results benefited greatly from the operational efficiencies gained in the past two years that have offset other rising costs. Given the state of the overall economy, we remain cautious in our expectations for the remainder of the year.”

A&E sales increased by 8.4% to $86.1 million in the third quarter of fiscal 2011, from sales of $79.4 million for the third quarter of fiscal 2010. For the 39 weeks ended July 3, 2011, sales rose 10.7% to $241.9 million from sales of $218.4 million in the prior year 39-week period. Foreign sales accounted for 56% of A&E’s third quarter sales in fiscal 2011, as compared to 55% in the third quarter of fiscal 2010.  For the 39-week periods, foreign sales accounted for 55% of A&E’s sales in fiscal 2011 and 54% in fiscal 2010.

A&E’s operating profit for the third quarter of fiscal 2011 increased 35.2% to $7.9 million, from $5.8 million in the third quarter of fiscal 2010. For the 39 weeks ended July 3, 2011, A&E’s operating profit increased by 52.8% to $19.7 million, from $12.9 million for the same period of fiscal 2010. Operating profit improvements were realized in A&E’s U.S. operations and the majority of its foreign operations. The increase in sales contributed to improved operating schedules at most of A&E’s manufacturing facilities throughout the world.

Mr. Dickson said, “We continue to be encouraged by A&E’s operating results for fiscal 2011. A&E’s success in expanding sales and manufacturing capacity in Asia while consolidating manufacturing capacities and reducing operating and overhead costs in the U.S. and Europe resulted in significant improvements in operating profit during the current year.  However, we remain cautious for the remainder of this year due to the slower growth in the economy that may lead to less spending by the consumer on retail apparel. During the first three quarters of fiscal 2011, A&E’s consolidated Asian operations reported sales increases of 17% over the prior year, while our unconsolidated subsidiaries reported sales increases of 19% during this same period. In addition, over 65% of the finished goods produced were manufactured at A&E’s Asian facilities, including its joint ventures, during the first three quarters of fiscal 2011. A&E will continue to expand its manufacturing capacity in Asia to support its growth in sales and market share in this vibrant market. We will also continue to enhance our other international operations and evaluate A&E's structure to best position A&E to take advantage of opportunities available through these operations.”

Consolidated capital expenditures for the Company during the first three quarters of fiscal 2011 totaled $102.5 million and depreciation and amortization totaled $105.1 million. Total capital expenditures during the 39 weeks ended July 3, 2011 were comprised of $98.6 million for Harris Teeter and $3.9 million for A&E.  During the first three quarters of fiscal 2011, Harris Teeter received $22.6 million of cash in connection with the sale of its ownership position in five investment properties along with one owned property. In addition, Harris Teeter invested an additional $18.8 million and received an additional $11.3 million in connection with the development of certain of its new stores.

Harris Teeter’s operating performance and the Company’s strong financial position provides the flexibility to continue with Harris Teeter’s store development program for new and replacement stores along with the remodeling and expansion of existing stores.  Harris Teeter plans to open one new store and complete the major remodeling on four stores during the fourth quarter of fiscal 2011.  The new store development program for fiscal 2011 is expected to include a total of seven new stores and result in a 3.4% increase in retail square footage, as compared to a 6.4% increase in fiscal 2010.  The decrease in the square footage growth between fiscal 2010 and fiscal 2011 reflects the Company’s efforts, as previously initiated and disclosed, to delay new store openings during these challenging economic times.  Management will continue to evaluate Harris Teeter’s new store program and may adjust its strategic plan accordingly.  In addition, Harris Teeter routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Consolidated capital expenditures for the Company are planned to total approximately $173 million for fiscal 2011 (consisting of $165 million for Harris Teeter and $8 million for A&E) and $228 million for fiscal 2012 (consisting of $215 million for Harris Teeter and $13 million for A&E).  During fiscal 2012, Harris Teeter plans to open seven new stores (one of which will replace an existing store) and complete major remodels on thirteen stores (six of which will be expanded in size).  The fiscal 2012 new store openings are currently scheduled for three in the first quarter, none in the second quarter, two in the third quarter and two in the fourth quarter.  The anticipated increase in Harris Teeter’s capital expenditures from fiscal 2011 to fiscal 2012 is caused by increased remodel costs in fiscal 2012 for additional expansions and a plan that calls for fiscal 2013 new stores to open earlier in the fiscal year.

Harris Teeter’s capital expenditure plans include the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

Future capital expenditures are expected to be financed by internally generated funds, liquid assets or borrowings under the Company’s revolving line of credit. Management believes that the Company’s revolving line of credit provides sufficient liquidity for what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2011 due to the current economic environment and its impact on the Company’s customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands and to maintain or increase its customer base. The retail grocery market remains intensely competitive and there is no assurance that the improvements in the textile and apparel industries will continue. Any operating improvement will be dependent on the Company’s ability to increase Harris Teeter’s market share, to continue the improvement in A&E’s sales and resulting operating schedules, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or long-lived assets; the cost and availability of energy and raw materials; the Company’s ability to pass along product cost increases through increased sales prices; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successfully executing strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia; and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

Ruddick Corporation
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	July 3,	June 27,	July 3,	June 27,
	2011	2010	2011	2010
Net Sales:
Harris Teeter	$ 1,101,650	$ 1,019,138	$ 3,184,077	$ 2,992,104
American & Efird	86,077	79,434	241,894	218,418
Total	1,187,727	1,098,572	3,425,971	3,210,522

Cost of Sales:
Harris Teeter	775,592	714,581	2,234,520	2,093,454
American & Efird	63,844	60,258	181,647	166,548
Total	839,436	774,839	2,416,167	2,260,002

Gross Profit:
Harris Teeter	326,058	304,557	949,557	898,650
American & Efird	22,233	19,176	60,247	51,870
Total	348,291	323,733	1,009,804	950,520

Selling, General and Administrative Expenses:
Harris Teeter	275,400	261,439	803,530	766,132
American & Efird	14,357	13,351	40,519	38,955
Corporate	1,985	(795)	7,070	3,436
Total	291,742	273,995	851,119	808,523

Operating Profit (Loss):
Harris Teeter	50,658	43,118	146,027	132,518
American & Efird	7,876	5,825	19,728	12,915
Corporate	(1,985)	795	(7,070)	(3,436)
Total	56,549	49,738	158,685	141,997

Other Expense (Income):
Interest expense	4,945	5,016	14,677	15,030
Interest income	(85)	(19)	(200)	(158)
Net investment loss (gain)	-	(309)	(19,392)	(310)
Total	4,860	4,688	(4,915)	14,562

Earnings Before Taxes	51,689	45,050	163,600	127,435
Income Tax Expense	19,379	15,857	62,808	46,588
Net Earnings	32,310	29,193	100,792	80,847
Less: Net Earnings Attributable to the
Noncontrolling Interest	212	323	655	767

Net Earnings Attributable to Ruddick Corporation	$ 32,098	$ 28,870	$ 100,137	$ 80,080

Earnings Per Share Attributable to Ruddick
Corporation:
Basic	$ 0.66	$ 0.60	$ 2.07	$ 1.66
Diluted	$ 0.66	$ 0.59	$ 2.05	$ 1.65

Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	48,489	48,252	48,460	48,180
Diluted	48,874	48,628	48,830	48,558

Dividends Declared Per Common Share	$ 0.13	$ 0.12	$ 0.39	$ 0.36

Effective Income Tax Rate	37.5%	35.2%	38.4%	36.6%

Ruddick Corporation
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)
	39 Weeks Ended
	July 3,	June 27,
	2011	2010
Cash Flow From Operating Activities:
Net Earnings	$ 100,137	$ 80,080
Non-Cash Items Included in Net Income
Depreciation and Amortization	105,066	100,357
Deferred Income Taxes	16,631	23,584
Net Gain on Sale of Property and Investments	(20,023)	(3,452)
Share-Based Compensation	6,014	4,419
Other, Net	(6,682)	(4,097)
Changes in Operating Accounts Providing (Utilizing) Cash:
Accounts Receivable	(13,697)	(20,650)
Inventories	(7,164)	(6,575)
Prepaid Expenses and Other Current Assets	(831)	784
Accounts Payable	23,031	(16,085)
Other Current Liabilities	2,236	(11,964)
Other Long-Term Operating Accounts	(39,019)	(12,008)
Dividends Received	1,431	100
Net Cash Provided by Operating Activities	167,130	134,493

Investing Activities:
Capital Expenditures	(102,531)	(72,398)
Purchase of Other Investments	(18,834)	(10,153)
Proceeds from Sale of Property and Investments	58,277	7,508
Return of Partnership Investments	-	3,364
Investments in COLI, Net of Proceeds from Death Benefits	(1,073)	(246)
Other, Net	(1,721)	(2,316)
Net Cash Used in Investing Activites	(65,882)	(74,241)

Financing Activities:
Net Proceeds from Short-Term Debt Borrowings	603	501
Net Payments on Revolver Borrowings	-	(42,600)
Proceeds from Long-Term Debt Borrowings	-	1,037
Payments on Long-Term Debt and Capital Lease Obligations	(30,066)	(9,292)
Dividends Paid	(19,165)	(17,529)
Proceeds from Stock Issued	559	3,230
Share-Based Compensation Tax Benefits	1,085	1,068
Shares Effectively Purchased and Retired for Withholding Taxes	(2,485)	(1,375)
Purchase and Retirement of Common Stock	-	(1,491)
Other, Net	(1,238)	(64)
Net Cash Used in Financing Activities	(50,707)	(66,515)

Increase (Decrease) in Cash and Cash Equivalents	50,541	(6,263)
Effect of Foreign Currency Fluctuations on Cash	55	15
Cash and Cash Equivalents at Beginning of Period	73,612	37,310

Cash and Cash Equivalents at End of Period	$ 124,208	$ 31,062

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$ 14,701	$ 14,309
Income Taxes	33,802	25,219
Non-Cash Activity:
Assets Acquired Under Capital Leases	12,144	-
Note Received in Connection with Sale of Investments	2,855	-

Ruddick Corporation
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	July 3,	October 3,	June 27,
	2011	2010	2010
Assets
Current Assets:
Cash and Cash Equivalents	$ 124,208	$ 73,612	$ 31,062
Accounts Receivable, Net	112,979	99,407	100,098
Refundable Income Taxes	9,287	16,767	9,906
Inventories	327,029	320,506	315,604
Deferred Income Taxes	1,509	2,236	3,038
Prepaid Expenses and Other Current Assets	32,348	32,443	27,400
Total Current Assets	607,360	544,971	487,108

Property, Net	1,069,334	1,067,807	1,046,683
Investments	179,424	174,733	165,600
Deferred Income Taxes	992	977	10,503
Goodwill	515	515	515
Intangible Assets	20,041	21,434	21,948
Other Long-Term Assets	85,015	79,449	88,700

Total Assets	$ 1,962,681	$ 1,889,886	$ 1,821,057

Liabilities and Equity
Current Liabilities:
Notes Payable	$ 7,021	$ 6,785	$ 6,012
Current Portion of Long-Term Debt and Capital Lease Obligations	4,664	12,035	10,624
Accounts Payable	251,484	228,748	212,302
Dividends Payable	-	-	5,862
Deferred Income Taxes	17	159	85
Accrued Compensation	59,792	64,102	53,120
Other Current Liabilities	87,141	90,218	85,506
Total Current Liabilities	410,119	402,047	373,511

Long-Term Debt and Capital Lease Obligations	285,648	296,131	304,014
Deferred Income Taxes	19,321	1,721	548
Pension Liabilities	146,441	185,445	156,507
Other Long-Term Liabilities	116,503	105,619	102,819

Equity:
Common Stock	102,017	98,285	95,584
Retained Earnings	999,815	918,843	892,750
Accumulated Other Comprehensive Loss	(123,177)	(124,679)	(110,765)
Total Equity of Ruddick Corporation	978,655	892,449	877,569
Noncontrolling Interest	5,994	6,474	6,089
Total Equity	984,649	898,923	883,658

Total Liabilities and Equity	$ 1,962,681	$ 1,889,886	$ 1,821,057

Ruddick Corporation
Other Statistics
July 3, 2011
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
3rd Fiscal Quarter	$ 32.0	$ 3.2	$ 0.3	$ 35.5
Fiscal Year to Date	95.1	9.1	0.9	105.1

Capital Expenditures:
3rd Fiscal Quarter	$ 27.0	$ 1.4	$ -	$ 28.4
Fiscal Year to Date	98.6	3.9	-	102.5

Purchase of Other Investment Assets:
3rd Fiscal Quarter	$ 4.4	$ -	$ -	$ 4.4
Fiscal Year to Date	18.8	-	-	18.8

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		202		199
Opened during the period		2		6
Closed during the period		-		(1)
Stores in operation at end of period		204		204

		Quarter		Year to Date

Harris Teeter Comparable Store Sales		4.37%		2.68%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.